Exhibit 10.7

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION; [***] DENOTES OMISSIONS**

PERSONAL EMPLOYMENT AGREEMENT

Signed and executed in Rosh Pina, as of the 22 day of December 2013

Between:	On Track Innovations Ltd. (Reg. No. 52-004286-2)
a public company registered in Israel
of Z.H.R. I.Z., Rosh Pina 12000 (the “Company”)
of the one part

And:	Ofer Tziperman (ID No.057438244)
of 2 Leshem St., PO Box 204, Shimsheet 17906, Israel
(the “Employee”)
on the other part

Whereas
the Employee has been employed by the Company’s subsidiary PARX Ltd., since January 16th, 2011 as President of PARX  and EasyPark Ltd. (hereunder referred to as the “Subsidiaries”), and the Company wishes to employ the Employee, in addition to his foregoing roles in the Subsidiaries, as its Chief Executive Officer (the “Position”) from the date of the approval of his appointment to the Position by the Company’s board of directors on March 7, 2013 (the “Effective Date”) and thereafter, subject to the terms and conditions set forth below in this Agreement, and provided the terms of employment according this Agreement shall be approved by the Company’s General Meeting as required by the law; and

Whereas
the Employee warrants that he has the qualifications and skills required for the purposes of performing the Position and that there is no hindrance - legal, contractual or otherwise - for the execution by him of this Agreement.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Nature of the Agreement - General and Applicability

1.1.
Subject to the approval of the Company’s General Meeting as aforesaid this Agreement exhaustively prescribes the terms and conditions applicable to the Employee’s terms of employment with the Company and its Subsidiaries from the Effective Date and thereafter, and accordingly this Agreement shall replace any prior arrangements or terms of employment of the Employee and no collective or other special agreements, including his existing employment agreement in regards the Employee’s employment at the Subsidiaries, shall apply to the employment relations between the Employee and the Company and its Subsidiaries. It is herein clarified the employment terms set forth herein shall apply to the employment of the Employee in the Position, even if his employment at any of the Company’s subsidiaries is expired or terminated.

1.2.
It is hereby warranted and agreed that the Employee, whose employment  started  on January 16th 2011 as President of the  Subsidiaries, unless otherwise agreed in writing by the Parties, will continue to perform his roles and duties in the Subsidiaries as prescribed hereunder; however, the provisions of this Agreement shall replace the existing terms of employment of the Employee in the Subsidiaries and only this Agreement shall apply to the Employee from the Effective date and thereafter relating to the employment of the Employee in the Position and his employment at the Subsidiaries. For the avoidance of doubt it is herein agreed that for the purposes of this Agreement and the calculation of the Employee’s seniority and employment rights according to it, all and any of the Employee’s rights will be calculated from the commencement of the Employee’s work on January 16, 2011.

1.3.
Notwithstanding the foregoing, the Parties agree that section 15 of the Employee’s employment agreement with Parx Ltd shall remain in full force and effect for purposes of this Agreement, under which the Employee was granted stock options of the Company equivalent to the four percent (4%) of the then total outstanding shares of Parx Ltd., vested in equal annual installments during a four year vesting term, each installment to be vested at the end of a vesting period of 12 months of employment, excluding in the event Parx Ltd. perform a public offering (IPO), or is merged, acquired or sold to a third party (“Sell Event”), where in such event the aforesaid vesting period shall be accelerated and the Employee shall be entitled to exercise forthwith his then remaining outstanding stock options. The Parties acknowledge it was also agreed that if Parx Ltd., before such Sell Event, shall allocate additional outstanding shares of Parx Ltd. to third parties, within such transaction it will allocate to the Employee any additional number of stock options necessary to preserve that the Employee is entitled to hold up to four percent (4%) of the outstanding shares of Parx Ltd after such Sell Event.

2.	The Employee’s Duties

2.1.
The Employee shall be employed in the position of Chief Executive Officer (“CEO”) of the Company and CEO of the Subsidiaries. By virtue of the Position the employee shall be responsible for the day to day and routine management of the Company and the operations involved therein, and supervise the activities of the Subsidiaries. In the performance of the Position, the Employee shall be subject to the directions and policies prescribed from time to time by the Company’s board of directors.

2.2.
For avoidance of doubt, it is warranted and agreed that, without derogating from the provisions of this Agreement, in the event that any position whatsoever is imposed upon the Employee which involves engagement with another subsidiary of the Company and/or other companies forming or which shall form part of the Company’s group (collectively the “Related Companies”), such position shall not create employer-employee relations between him and any of the Related Companies and that notwithstanding any such position, the Employee shall be considered solely as the Company’s and the Subsidiaries employee.

3.	The Employee’s Undertakings

The Employee hereby undertakes:

3.1.
To perform the duties and assignments imposed upon him in the scope of his employment with the Company with devotion, honesty and fidelity, subject to the Company’s policy in existence from time to time, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to advance the affairs and business of the Company and the realization of its objectives.

3.2.
Not to engage, during the Term of  Employment (as defined in Section 10.1 below), in any engagement not within the scope of his employment with the Company pursuant to this Agreement other than with the Company’s prior written consent, provided however, that such consent shall not be required for voluntary, cultural, sportive or lecturing activities or for holding of securities of any company other than companies which are in competition with the Company and in which the Employee shall not hold more than 1%.

3.3.
The Employee hereby declares and commits that his current involvement in other businesses as stated in Annex C hereto, shall not adversely affect or come on the account of the time and efforts he shall need to devote to fulfill his obligations under this Agreement.

4.	Monthly Salary

4.1.
In consideration for the Employee’s employment and the performance his other undertakings to the Company and the Subsidiaries pursuant to this Agreement, the Company shall pay the Employee, by no later than the 9th of each month in respect of the preceding month, a monthly salary (gross) of NIS in the amount stated in Annex A hereto (the “Monthly Salary”).

4.2.	By no later than December 31st of each year, the Company’s board of directors shall determine the Employee’s salary for the following year.

4.3.	The Monthly Salary does not include convalescence pay (“Dmei-Havraa”), which will be paid in addition to the Salary in amounts prescribed by applicable law.

4.4.
The Monthly Salary alone shall be considered for the purpose of calculating the amounts to be deposited in the Employee’s executive insurance policy and vocational fund, as set forth in Section 8 below, as well as other social rights available at law, and no Bonus (defined below) or additional entitlement will be considered to be part of the Monthly Salary for such intents and purposes.

5.	Bonus

5.1.
The Company, pursuant to a resolution of its compensation committee and the resolution of the Board, in its sole discretion, subject to the provisions of the applicable law, is entitled to give the Employee, in accordance with targets to be determined by such compensation committee by no later than December 31 of each calendar year (“Year”) in respect of the next Year (but in its first meeting following April 1, 2013 in respect of 2013), a monetary annual bonus (the “Bonus”). In determining such Bonus, the compensation committee shall relate to the Company’s Executive Officers Compensation Plan, the Company’s revenues, and/or the Company’s profits, as applicable to the Employee. Such Bonus plan shall be detailed in Annex A hereto as may by changed from time with mutual consent.

5.2.
To tie the Employee’s performance with the long term success of the Company and without derogating from the provisions of Section 5.1 above, the Company, subject to the approval of the Compensation Committee and the Board, and the applicable provisions of the law, shall allocate stock options (the “Stock Options”) to the Employee according to the amount and mechanism as shall be detailed in Annex A hereto.

5.3.	The Bonus for each Year shall be paid to the Employee within 30 days from the publication of the audited annual financial statements of the Company of such Year.

5.4.
When, in the sole discretion of the Board, feasible in light of the Company’s cash flow situation and financial results as reflected in the quarterly financial statements of the Company, the Company may make allowances to the Employee, pursuant to a resolution of the Board, on account of earned Bonuses which allowances shall be deducted from the Yearly computed amount of Bonus payable to the Employee in respect of the Year in which such allowances were made (the “Allowances”).

6.	Car and Additional Expenses

6.1.
Car and Meals. During the Term of the Employment, the Company shall place at the Employee’s exclusive disposal a car for his use at the level detailed in Annex A hereto and shall provide him with lunch meals at the Company’s premises. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by the Company, excluding fines. The Employee hereby undertakes to use the car that shall be placed at his disposal as aforesaid reasonably and properly qua an owner who cares for his property, and in the absence of another arrangement in writing between him and the Company he undertakes to return the said car to the Company immediately upon the termination of the Prior Notice Period (as defined in Section 10.1 below). For avoidance of doubt, the Company shall gross up the value of the benefit to the Employee in placing the car at his disposal and providing him with meals as aforesaid in the amount of the tax applicable to him is respect of the said benefits.

6.2.
Expense Reimbursement. The company shall reimburse the Employee for all out-of-pocket business expenses, reasonably and necessarily incurred in connection with, or related to, the performance of his duties under this Agreement, subject to and in accordance with the Company’s then current expense reimbursement policy, if any. To the extent the Company has not adopted an expense reimbursement policy, reimbursement of expenses in accordance with the provisions of this Section 6.2 shall be made within ten (10) days from the beginning of each month, for the preceding month, against submission by the employee of receipts or other appropriate supporting documentation, but expenses exceeding NIS 10,000 per item or in total shall be subject to prior approval by the Board. The Board may reasonably request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement or part of it. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense was incurred. Except as stated in this Section 6.2 or unless otherwise agreed to between the Company and the Employee in writing, with respect to the performance of specific duties, the Company shall have no liability to reimburse Employee for any expenses incurred by Employee in connection with his employment by the Company. A reimbursement (or right thereto) may not be exchanged or liquidated for any other benefit or payment.

7.	Annual Leave, Sick Leave

7.1.	The Employee shall be entitled to payment of 24 (twenty four) annual leave days in respect of each year of employment pursuant to this Agreement.

7.2.
The annual leave days to which the Employee is entitled are accruable, provided always that the Employee shall not be entitled to accrue in any working year seven of the annual leave days to which he is entitled and in total the Employee shall not be entitled to accrue more than 100 days for the purposes of redemption and 30 days for the purposes of taking actual leave. Employee shall not be entitled to redeem any outstanding leave days remaining at his disposal during the term of his employment, and such, if any, shall be redeemable only upon the Employee’s termination of employment.

7.3.
The Employee is entitled to sick leave and sick pay at the rates and times prescribed by law. Sick leave shall not be redeemable. The Employee shall be entitled to accrue up to 90 (ninety) days for the purpose of taking actual sick leave. The Employee shall be entitled to convalescence pay at the rates and times prescribed by law.

8.	Executives’ Insurance and Vocational Studies Fund

8.1.
The Company shall continue the Employee’s existing executive insurance policy in the Employee’s name. Each month during the Term of Employment the Company shall transfer and pay to the executive insurance policy the following amounts:

8.1.1.	An amount equal to 8-1/3% (eight and one third percent) of the Monthly Salary on account of the severance pay fund.

8.1.2.	An amount equal to 5% (five percent) of the Monthly Salary on account of provident fund.

8.1.3.	An amount of up 2.5% (two and a half percent) of The Monthly Salary on account of loss of working capacity insurance.

Furthermore the Company shall deduct from the Monthly Salary an amount equal to 5% (five percent) which shall be remitted to the said executive insurance fund such being on account of the provident fund and in respect of the Employee’s part of the provision to the said fund.

8.2.
Further to Section 8.1 above, Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned executive insurance policy, except in the event: (i) that employee withdraws such sums from the executive insurance policy, other than in the event of death, disability or retirement at the age of 60 or more; and/or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.

8.3.
Should the employment be terminated by resignation of the Employee (excluding under such circumstances that employee’s resignation is deemed by applicable law as dismissal by the employer) the Employee shall be entitled to   said executives’ insurance fund and the vocational studies fund (including all the amounts, which have accrued to his benefit in such funds, whether from his own provisions or from provisions of the Company and/or the Related Companies, including all linkage differentials, interest and profits that have accrued in the said fund in respect of the said provisions.

8.4.
Should the employment be terminated by the Company’s dismissal of the Employee (excluding under such circumstances depriving for severance payment as prescribed in article 10.2.2 below) the Company shall assign the Employee upon termination of his employment any and all rights accrued in the executives’ insurance fund and the vocational studies fund (including all the amounts, which have accrued to his benefit in such funds, whether from his own provisions or from provisions of the Company and/or the Related Companies, including all linkage differentials, interest and profits that have accrued in the said fund in respect of the said provisions on account of his severance payments) and shall pay the Employee the difference between said funds to the severance payments to which the Employee is entitled under the Severance Pay Law, 1963.

9.
The Company shall attend to making a vocational studies fund in the Employee’s name and shall make a provision each month to the said vocational studies fund of an amount equal to 7.5% (seven and a half percent) of the Monthly Salary. Furthermore, an amount equal to 2.5% (two and a half percent) of the Monthly Salary shall be deducted from the Monthly Salary, such being in respect of the Employee’s part of the provision to the vocational studies fund.

10.	Term and Termination

10.1.
This Agreement is for a specified term of three (3) years commencing on the Effective Date and terminating on March 6th 2016 (the “Initial Term”). This Initial Term shall be automatically extended for successive two periods of three (3) years each (the “Extended Term”) (the Initial Term and the Extended Term hereinafter individually or collectively shall be referred to as:  the “Term of Employment”.) Notwithstanding the aforesaid, it is herein clarified that the Term of Employment may be at any time terminated by the Company, whether for cause or without cause, or by the Employee, by a party serving the other with at least six (6) months’ prior written notice (the “Prior Notice Period”) and upon such termination of employment the provisions of article 10.2 hereunder shall apply. Following such notice, the Employee shall continue in his Position and perform his undertakings pursuant to this Agreement during the Prior Notice Period, and, at the Company’s request he shall use his best endeavors to transfer his Position in an efficient and orderly manner to his successor within the Prior Notice Period. Notwithstanding the above, it is hereby warranted and agreed that the Company shall be entitled at any time, in its discretion to demand that the Employee terminate his Position forthwith (or within a period shorter than the Prior Notice Period) and in such event the employer-employee relations between the Company and the Employee shall terminate on the date designated in the said demand, all without derogating from the Employee’s rights pursuant to this Agreement and at law to payment in lieu of prior notice in respect of the Prior Notice Period, to severance pay and to all other amounts due to him (if any) in connection with his employment and the termination of his employment with the Company (and the period in respect of which employer-employee relations actually existed between the Company and the Employee pursuant to the above provisions is hereinafter referred to as “The Term of  Employment”).

10.2.	In the event of termination of this Agreement, the following provisions shall apply:

10.2.1.
Should the termination of the employment be as a result of dismissal (other than dismissal in circumstances depriving the Employee of the right to severance pay as provided in Section 10.2.2 below), the Employee’s resignation or, heaven forbid, as a result of circumstances preventing the continuation of his employment with the Company (including his death), the Employee shall be entitled (or, as the case may be, his heirs shall be entitled):

10.2.1.1.
to receive the Monthly Salary from the Company only for and in respect to the Prior Notice Period (not until the end of the Term of Employment), such being whether the Employee was requested to continue working during the Prior Notice Period or otherwise; and

10.2.1.2.
to receive, following publication of the financial statements relating to the year during which such termination has occurred, pursuant to Section 5.3 above, the amounts of the Bonus and Stock Options payable to him (if at all) pursuant to Section 5 above calculated on a linear basis in respect of such part of the year in which the Employee has been actually employed with the Company, including the entire Prior Notice Period, as shall be pro rata calculated from the yearly Bonus and Stock Options, computed pursuant to Section 5.1 and 5.2 above.

10.2.1.3.
to assign to the Employee the rights accrued in the executives’ insurance fund and the vocational studies fund all the amounts, which have accrued to his benefit in such funds, whether from his own provisions or from provisions of the Company and/or the Related Companies, including all linkage differentials, interest and profits that have accrued in the said fund in respect of the said provisions.

10.2.1.4.	to continue to use the Company car with all its related costs per Section 6 above, until the end of the Prior Notice Period.

10.2.1.5.
to receive a onetime compensation against the Employee’s commitment in Section 11 below. Such onetime compensation shall be equal to Twelve (12) Monthly Salaries as defined in Section 4 above. The Company will pay the Employee upon the termination of Employment 50% of this amount and the remainder 50% will be deposited upon the termination of employment with the Company’s External Counsel  under escrow, to be released after 12 months from the termination of Employment, subject to the fulfillment of the Employees commitment in Section 11 below.

10.2.2.
It is hereby agreed and warranted that in the event that the Employee’s dismissal is as a result of a breach of fidelity or material breach of his confidentiality or non competition undertakings to the Company pursuant to Section 11 below and Annex B hereto or dismissal in other circumstances depriving, according to any law, the Employee of the right to severance pay, then, notwithstanding anything to the contrary provided in this Agreement, the Employee shall not be entitled to receive prior notice of his dismissal or payment in lieu of prior notice and he shall not be entitled to severance pay or any other payment which the Company is not legally bound to pay, including any payment due to the Employee as a Bonus payment. In such event, the Employee shall be obligated to reimburse Allowances, which were granted, to Employee pursuant to Section 5.4 above in the last Year of the Employee’s employment with the Company, and subject to applicable law, the Company shall be entitled to set off the amounts of such allowances from any payments due to the Employee from the Company.

11.	Confidentiality and Non-Competition

11.1.	The Employee shall sign a confidentiality undertaking towards the Company, which is attached as Annex B hereto, and forms an integral part of this Agreement.

11.2.
The Employee undertakes that during the term of his employment with the Company and for a period of   twelve (12) months following the termination of the Employee’s employment with the Company, he shall not:

11.2.1.
engage, directly or indirectly, with any customer of the Company or the Related Companies (whether as employee, consultant, self-employed or otherwise) in any matter relating to the Company’s or the Related Companies’ business unless in the framework of his employment with the Company.

11.2.2.
engage, directly or indirectly, for whatsoever reason, in Israel or anywhere else, in any business, position employment or other engagement whatsoever in the sphere of contactless smart cards which competes with the Company’s business.

11.2.3.	solicit any of the Company’s employees or contractors.

12.	Further Provisions

The Employee hereby warrants that he is aware and agrees that:

12.1.
In the scope of his Position with the Company pursuant to this Agreement, he is not an employee to whom the Hours of Work and Rest Law, 5711-1951 applies, and he shall not be entitled to claim or receive any payments or increments whatsoever for working overtime or on Sabbaths and festivals, and the monthly salary payable to him as aforesaid also includes full compensation for working overtime and on Sabbaths and festivals.

12.2.
The amount of the Monthly Salary payable to him as specified in Section 4 above, and it alone, shall be the basis for the provisions and deductions in respect of the social benefits specified in this agreement; and all the bonuses, contributions to expenses and other benefits granted to him or which shall be given to him (if at all) pursuant to this Agreement or in connection with his employment by the Company do not constitute a component of his Monthly Salary and shall not be taken into account in respect of the provisions or other benefits whatsoever granted to the Employee pursuant to this Agreement which are computed on the basis of his Monthly Salary; and the expression the “Monthly Salary” wherever it appears in this agreement refers to the Monthly Salary as defined in Section 4 above, without any increments whatsoever.

12.3.
The payments and benefits of whatsoever description granted to the Employee pursuant to this Agreement are subject to the deduction of income tax and other compulsory deductions which the Company has to deduct according to any law, and nothing stated in this Agreement shall be interpreted as imposing upon the Company the burden of paying tax or any other compulsory payment for which the Employee is liable, other than the value of the benefit of placing the car at the Employee’s disposal and providing the Employee with meals, which shall be grossed up by the Company as provided in Section 6 above.

12.4.
Except in relation to the grant of options to the Employee by the Company, the terms and conditions of the Employee’s employment by the Company are regulated solely pursuant to this personal employment agreement between him and the Company and save as expressly provided in this Agreement the Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company.

13.	Amendments to the Agreement

Amendment to this agreement shall not be valid unless made in a duly signed document by the parties.

14.	Addresses

The parties’ addresses for the purposes of this agreement shall be as specified in the heading hereto and any notice, document or court process sent by one party to the other according to the above addresses shall be deemed to have reached its destination: if delivered by hand - at the time of delivery, and if dispatched by registered post - after 72 hours have elapsed from the time of dispatch as aforesaid.

15.	Law and Jurisdiction

This Agreement shall be governed by the laws of the State of Israel, and the competent Labor Courts in Tel- Aviv District shall have exclusive jurisdiction in all matters pertaining or relating thereto.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

/s/ On Track Innovations Ltd.	/s/ Offer Tziperman
ON TRACK INNOVATIONS	OFER TZIPERMAN

ANNEX A – COMPENSATION PACKAGE

1.	Salary

1.1.	Monthly Gross Salary: Ninety Thousands (90,000) New Israeli Shekels.

1.2.	Company Car: Level 6. Tax value will be grossed up.

1.3.
Mobile phone: Tax value will be grossed up. Full mobile phone expenses including for the mobile phone device according to the Company’s Policy for executives. Mobile phone number shall remain the property of Employee and shall be transferred to Employee’s possession following termination of this Employment Agreement for any reason whatsoever.

1.4.	Bonus payable per Section E.2 of the Agreement and in the amounts detailed below.

2.	Annual Bonus Plan

2.1.
Maximum annual bonus that can be achieved is the equivalent of 100% of the amount of the Annual Base Salary (for 2013, NIS 1,080,000 or approximately $300,000 USD) for the next three years (2013, 2014, 2015), subject to base salary increases (the “Max Bonus”).

2.2.	For 2013, up to 80% of the Max Bonus will be paid in cash. The Max Bonus components set out in clauses 2.3, 2.4, and 2.5, if payable, shall be paid in cash.

2.3.	2013 Financial Performance Targets (50% of Max Bonus):

2.3.1.	15% of Max Bonus –Total Annual Revenue Target of [***]% growth on continuing operations;

2.3.2.	15% of Max Bonus –EBITDA Target of $[***] USD or higher;

2.3.3.	20% of Max Bonus - Free Cash Flow Target of $[***] USD or higher;

All financial performance calculations shall exclude all executive and CEO bonus costs.

2.4.	2013 Discretionary based on Short-Term Operational Objectives (20% of Max Bonus)

2.4.1.
20% - A Discretionary Score as determined by the Compensation Committee based on the CEO’s actions during the year to meet a basket of short-term (less than one year) operational objectives to bring the company closer to profitability.

2.5.	2013 Discretionary based on Long-Term Objectives (10% of Max Bonus)

2.5.1.	10% - A Discretionary Score as reported to the Compensation Committee by the Board of Directors, based on the CEO’s actions during the year to enhance shareholder value over the long-term.

General notes:

2.6.	See Table 1 below for example calculations.

2.7.
CEO shall be entitled to receive the full bonus achievable for each component of bonus where actual meets target (i.e. score is 1), or a proportional fraction of each component of bonus achievable for each score that is less than 1.

2.8.
Total Annual Revenue Growth, EBITDA, and Free Cash Flow will be defined at the discretion of the Compensation Committee and based on the Company’s financial statements. The financial performance targets are intended to incentivize profitability on continuing operations.

2.9.	Bonus terms for each new fiscal year shall be negotiated and approved by the BOD no later than December 31st of the previous year.

2.10.
2014 and 2015 Financial Performance Targets will be determined at the discretion of the Compensation Committee and Board of Directors, in line the Company’s Executive Compensation Policy, representing a range of 50-90% Max Bonus.

Table 1 - 2013 Bonus

Criteria	% of Total Bonus	Score
Annual Revenue Target	15% Annual Revenue Score	0 at negative or 0% growth
1 if actual meets target
Annual EBITDA Target	15% Annual EBITDA Score	0 at 0 or negative EBITDA
1 if actual meets target
Annual Free Cash Flow Target	20% Free Cash Flow Score	0 at 0 or negative FCF
1 if actual meets target
Discretionary Short-Term	20% discretionary score	Scores are 0 to 1
Discretionary Long-Term	10% discretionary score	Scores are 0 to 1

3.	Annual Stock Option Awards

The CEO may be awarded stock options annually to promote retention and to incentivize the CEO to positively impact shareholder value over a time horizon greater than one year. The total number of options that may be issued to the CEO in any year may not exceed the lesser of 0.75% or 400,000 options of the Company’s Ordinary Shares issued and outstanding at the end of the year as set out in the Company’s 20F or 10K. The issuance of stock option awards will be subject to the discretion and approval of both the Compensation Committee and the Board of Directors.

All options granted to the CEO shall be subject to vesting periods of three years, vesting in portions of 1/3 of the total number of options each year. The first 1/3 will vest one year after the date of grant, and thereafter on the next two anniversaries of the date of grant. The exercise price of the stock options shall be calculated according to the average closing price of the Company’s Ordinary Shares on Nasdaq during the 30 days prior to the date of grant.

4.	Stock Options plan per Section E.3 of the Agreement:

Long term stock options plan

Upon signing the CEO employment agreement for the first three year employment term, CEO will receive OTI stock options. The number of options issued will be $150,000 divided by the exercise price which is $0.90 (the closing price of the stock during the trading days over the 30 calendar days prior to April 30,  2013, the date on which the board of directors approved the employment agreement) Stock options will vest over 3 years as follows:

a)	1/3 vesting on March 7th 2014

b)	1/3 vesting on March 7th 2015

c)	1/3 vesting on March 7th 2016.

ANNEX B

Confidentiality and Non Competition Undertaking

I, the undersigned, Ofer Tziperman (ID No.057438244) , hereby declare and undertake towards On Track Innovations Ltd. and any of its parent/controlling corporation, subsidiaries and/or affiliated entities (hereinafter collectively, the “Company”) as follows:

1.	In this Undertaking:

1.1.
the term “Confidential Information” means any and all information relating to the Company’s proprietary technology or business including, without limitation, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, patents, know-how, technology data and all other information, design methodology, engineering and manufacturing processes and data and information related to Company’s products or their development, equipment, suppliers, sales, customers, potential customers, business operations and plans, financial situation, members, employees and investors.

1.2.
the term “Confidential Documents” means any documents containing Confidential Information, including without limitation: (i) any documents, notes, memoranda, summaries, analyses, paper works, sketches, designs, charts, specifications, prints, compilations, or any other writings relating to the Confidential Information, and any other materials embodied in drawings, floppy discs, tapes, CD ROM, software or in any other possible way containing or relating to the Confidential Information or any part thereof, whether or not prepared by the Company or on it’s behalf, (ii) all documents received, used, or that shall be received or used, by me in relation with my employment in the Company, and/or (iii) the contents of such Confidential Documents as stored in my memory.

1.3.	the term “Competing Goods” means any goods sold in competition with the prescribed goods;

1.4.	the term “Competing Services” means any services rendered in competition with the prescribed services;

1.5.	the term “Prescribed Areas” means Israel or in any other part of the world in which the Company conducts its business;

1.6.
the term “Prescribed Customers” means any person who is or was a customer of the Company at the termination date; or who is or was a customer of the Company at the termination date or who was a potential customer with which I had been engaged in negotiations with a view to doing business on behalf of the Company within the period of 6 (six) months preceding the termination date;

1.7.	the term “Prescribed Goods” means any products sold by the Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of the Company;

1.8.	the term “Prescribed Services” means any services rendered by the Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of the Company;

1.9.
the term “Prescribed Suppliers” means any person who is or was a supplier of prescribed goods and/or prescribed services to the company at the termination date;  or is or was a supplier of prescribed goods and/or prescribed services to the company at the termination date with which I had been engaged in negotiations with a view to doing business on behalf of  the company within the period of 6 (six) months preceding the termination date;

1.10.	the term “Restraint Period” means a period of 12 (twelve) months calculated from the termination date;

1.11.	the term “Termination Date” means the date upon which my employment by the company ceases or is terminated for any reason whatsoever;

2.
I am fully aware that the Confidential Information and Confidential Documents are the  exclusive property of the Company, and that they were made or shall be made available to me and for my use solely for the purpose of my work as an employee of the Company.

3.	I undertake towards the Company as follows:

3.1.	to maintain as fully confidential all Confidential Information and Confidential Documents;

3.2.
not to disclose or divulge to any third party, or allow any third party access to any of the Confidential Information or Confidential Documents, or use any of thereof, whether directly or indirectly, save exclusively for the purposes of my work as an employee of the Company.

3.3.
not to misuse any of the Confidential Information or Confidential Documents, or any part  thereof, in a manner other than the usual use of the Confidential Information and Confidential Documents and for a purpose other than the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.4.	not to make public or divulge in any way the Confidential Information and Confidential Documents or any part thereof.

3.5.
not to duplicate, copy, scan, or create in any other way copies of the Confidential Documents or any part thereof, except for the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.6.
Not not challenge the Company’s intellectual property rights in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights. The provisions of this Section 3.6 shall survive termination.

3.7.
upon demand from the Company, at any time whatsoever, to return to the Company the Confidential Information and Confidential Documents or any part thereof or copies thereof in any form whatsoever, and to, if so required, confirm in writing to the Company that all the Confidential Information and Confidential Documents or any copies thereof in any form whatsoever which had been in my possession have been returned to the Company, and that I did not retain any copies of it, including copies made by electronic forms.

3.8.
not to remove from the Company’s premises or take for my use any of the Confidential Information and Confidential Documents without the Company’s prior written approval, unless if such removal is made strictly for the purposes of performing my undertakings towards the Company.

4.	I agree and accept that:

4.1.
The Company reserves all rights in any inventions, patents, copyrights, designs, and any other intellectual property invented or devised by it in relation to the Confidential Information and Confidential Documents.

4.2.
Any invention including any patent or patent application and any copyrights or any other intellectual property (the “IP”) invented or created by me during my employment with the Company or as a result of my employment with the Company, shall be the exclusive property of the Company, and I do not have and shall not have any demand or claim against the Company relating to the IP. I undertake to sign any document and to do any other act required in order to register the said rights in the name of the Company, or to prove the Company’s rights, if and to the extent that this is required in the opinion of the Company and/or the Company’s legal advisors.

4.3.	I shall not challenge the Company’s IP in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights

5.
The restrictions of use and disclosure set forth in this undertaking shall not apply to any Confidential Information and Confidential Documents which after they were disclosed became, available to the general public, through no breach of a confidentiality undertaking towards the Company.

6.
It is recorded that in the course of his my duties I (i) have acquired and/or will acquire considerable know-how in and will learn of the Company’s techniques relating to the business; (ii) will have access to names of customers with whom the Company does business whether embodied in written form or otherwise; (iii)will have the opportunity of forging personal links with customers of the company; and (iv) generally will have the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to the Company’s business.

I acknowledged that the only effective and reasonable manner in which the Company’s rights in respect of its business secrets and customer connections can be protected is the restraint I am imposing upon myself as set forth hereunder. Therefor, in consideration of the Non Competition Payment, as set in my Employment Agreement, I hereby undertake that during the term of my employment with the Company and for the duration of the Restraint Period, whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary of a trust or otherwise and whether for reward or not, directly or indirectly, I shall not -

6.1.
carry on or be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern which carries on, in the Prescribed Areas any business which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services or Competing Services or in the course of which Prescribed Goods or Competing Goods are sold and/ or Prescribed Services or Competing Services are rendered;  provided that I shall not be deemed to have breached my undertaking by reason of my – (i) holding shares in the Company;  or (ii) holding shares in any company the shares of which do not in aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company and which are listed on a recognised stock exchange if the shares owned by me or by my relatives (as defined in the Israeli Companies Act 1999) which do not in the aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company.

6.2.

6.2.1
not to solicit, on my own account or for any other person, the services of, or endeavor to entice away from the Company any director, employee, consultant or a subcontractor of, or any other person related to the Company, who during the period of 12 months prior to such termination occupied a senior or managerial position in relation to the Company, and/or who was likely (in the opinion of the Company) to be: (i) in possession of Confidential Information; or (ii) able to influence the customers’ connections of the Company (whether or not such person would commit any breach of his contract of employment or engagement with the Company).

6.2.2
furnish any information or advice (whether oral or written) to any prescribed customer that I intend to or will, directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in any of the Prescribed Areas which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services and/or Competing Services or in the course of which Prescribed Goods and/or Competing Goods are sold and/or Prescribed Services or Competing Services are rendered during the Restraint Period;  or

6.2.3
furnish any information or advice (whether oral or written) to any Prescribed Customer or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such Prescribed Customer terminating his association with the company and/or transferring his business to or purchasing any Prescribed Goods or Competing Goods or accepting the rendering of any Prescribed Services or Competing Services from any person other than the company, or attempt to do so.

6.3.
solicit orders from Prescribed Customers for the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or any Competing Services; or canvass business in respect of the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or Competing Services from Prescribed Customers; or sell or otherwise supply any Prescribed Goods and/or Competing Goods to any Prescribed Customer; or render any Prescribed Services and/or Competing Services to any Prescribed Customer; or purchase any Prescribed Goods and/or Competing Goods from any Prescribed Supplier or accept the rendering of any Prescribed Services and/or Competing Services from it; or solicit appointment as a distributor, licensee, agent or representative of any Prescribed Supplier in respect of Prescribed Goods and/or Prescribed Services, including on behalf of or for the benefit of a Prescribed Supplier.

6.4.
Each of the undertakings set out in this Section 6 (including those appearing in a single sub-section) is severable inter alia as to (i) the nature of interest, act or activity; (ii) the categories of persons falling within the definition of prescribed customers; (iii) the categories of goods falling within the definition of the Prescribed Goods and Competing Goods; (iv) the categories of services falling within the definition of the Prescribed Services and Competing Services; and (v) the categories of persons falling within the definition of Prescribed Supplier;

7.
It is agreed and recorded that, without prejudice to any right or remedy which is available to the Company under any law or agreement, the unauthorized disclosure or use of any Confidential Information and Confidential Documents or a breach of my undertakings pursuant to Section 6 above, will cause immediate or irreparable injury to the Company and that the Company can not be adequately compensated for such injury in monetary damages, then, in order to safeguard the Company from any possible breach of confidentiality, I consent in advance that the Company will be permitted to obtain, from any Court or Tribunal, any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use.

8.
This Undertaking shall form an integral part of my employment agreement with the Company and a breach of any of my obligations hereunder, shall also constitute a material breach of such employment agreement.

9.	This Undertaking shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

10.
If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

11.
Unless specifically limited herein, my undertakings hereunder shall be valid: (i) during the term of my employment in the Company, and unless the Company waived such right in writing, following termination of my employment with the Company without time limitation; (ii) in Israel or outside Israel, and - (iii) whether such undertakings may or may not be registered under any register prescribed by law.

Date:	/s/ Ofer Tziperman
(Signature)

Name: Ofer Tziperman

ANNEX C – LIST OF OTHER ACTIVITIES

1.	Employee is a founder and shareholder of LocatioNet Systems Ltd., and is currently consulting the company on a monetization and assertion process of its patents.

2.	Employee is the sole owner of Radius Projects Tomas Ltd., through which he is conducting various business opportunities and consulting services.